EXHIBIT 11

OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(Amounts in millions, except per-share amounts)

	Periods Ended September 30
	Three Months		Nine Months
	2007	2006	2007	2006
BASIC EARNINGS PER SHARE
Earnings applicable to common stock	$1,324	$1,170	$3,948	$3,261
Basic shares
Weighted average common
shares outstanding	875.9	867.1	873.1	857.9
Treasury stock	(45.2)	(22.1)	(39.5)	(11.7)
Vested, unissued shares	2.4	7.8	3.4	8.0
Basic shares	833.1	852.8	837.0	854.2
Basic earnings per share
Income from continuing operations	$1.58	$1.29	$4.34	$3.90
Discontinued operations, net	0.01	0.08	0.38	(0.08)
Basic earnings per common share	$1.59	$1.37	$4.72	$3.82
DILUTED EARNINGS PER SHARE
Earnings applicable to common stock	$1,324	$1,170	$3,948	$3,261
Diluted shares
Basic shares	833.1	852.8	837.0	854.2
Dilutive effect of stock options and
unvested restricted shares	3.9	7.5	3.9	8.8
Diluted shares	837.0	860.3	840.9	863.0
Diluted earnings per share
Income from continuing operations	$1.57	$1.28	$4.31	$3.86
Discontinued operations, net	0.01	0.08	0.38	(0.08)
Diluted earnings per common share	$1.58	$1.36	$4.69	$3.78